Exhibit 3.1

MID PENN BANCORP, INC.

Amended and Restated Articles of Incorporation, as amended

(as amended through September 26, 2012)

In compliance with the requirements of 15 Pa.C.S. §1306 (relating to Articles of Incorporation), the undersigned, desiring to be incorporated as a business corporation, hereby state that:

1.	The name of the Corporation is Mid Penn Bancorp, Inc.

2.	The address, including street and number, if any, of this Corporation’s initial registered office in this Commonwealth is 349 Union Street, Millersburg, Pennsylvania 17061, and the county of venue is Dauphin.

3.	The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (15 Pa.C.S. §1101 et seq.), as the same may be amended.

4.	The purpose or purposes of the Corporation are to have unlimited power to engage in and to do any lawful act concerning any or all business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as the same may be amended.

5.	The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 20,000,000 shares divided into two classes consisting of 10,000,000 shares of common stock with the par value of $1.00 each (“Common Stock”) and 10,000,000 shares of preferred stock with the par value of $1.00 each (“Preferred Stock”).

The following is a statement of certain of the designations, preferences, qualifications, privileges, limitations, restrictions, and special or relative rights with respect to the Preferred Stock and a statement of the authority vested in the Board of Directors to fix by resolution any designations, preferences, privileges, qualifications, limitations, restrictions, and special or relative rights of any series of Preferred Stock which are not fixed hereby:

(i) Issuance in series. The shares of Preferred Stock may be issued from time to time in series. Each series shall be designated so to distinguish the shares thereof from the shares of all other series. All shares of any particular series shall be identical except, if entitled to cumulative dividends, as to the date or dates from which dividends thereon shall be cumulative. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects, but, except to the extent not otherwise limited in this Article 5, any series may differ from any other series with respect to any one of the designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights described below.

The Board of Directors is expressly vested with authority to establish and designate any one or more series of Preferred Stock by filing a certificate pursuant to Pennsylvania Business Corporation Law and to fix and determine by resolution any designations, preferences, qualifications, privileges, limitations restrictions, or special or relative rights of additional series which are not fixed hereby, including the following:

(a)	The number of shares to constitute the series (which number may at any time, or from time to time, be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the Board of Directors shall have otherwise provided in creating such series) and the distinctive designation thereof.

(b)	The dividend rate, the dates for payment of dividends, whether dividends are cumulative, and, if so, the date or dates from which and the extent to which dividends are cumulative.

(c)	The amount or amounts payable upon voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

(d)	The extent of the voting rights, if any, whether full or limited, of the holders of shares of the series in addition to the voting rights provided by law.

(e)	Whether the shares of a series are redeemable, and, if redeemable, the redemption price or prices, if any, and the terms and conditions on which shares may be redeemed. The per share redemption price shall not be less than the share’s involuntary liquidation preference plus an amount equal to all dividends thereon accrued and unpaid whether or not earned or declared.

(f)	Whether the shares of the series are convertible into or exchangeable for shares of Common Stock of the Corporation or other securities, and, if so, the conversion price or prices or the rate or rates of conversion or exchange, any adjustments thereof, and any other terms and conditions of conversion or exchange.

(g)	Whether the shares of the series are entitled to the benefit of any retirement or sinking fund to be applied to the purchase or redemption of those shares, and, if so, the amount thereof and the terms and conditions relative to the operation thereof.

(h)	Such other preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of any series not fixed hereby and as the Board of Directors may deem advisable and state in such resolutions; provided, however, that no such preferences, qualifications, privileges, limitations, restrictions, or special or relative rights may be in conflict with these Articles of Incorporation or with the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of which there are shares then outstanding.

(ii) Dividends. The holders of shares of each series of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends at the rate fixed hereby or by the Board of Directors. If dividends on a particular series are determined hereby or by the Board of Directors to be cumulative, no dividends shall be paid or set apart for payment or declared on the Common Stock or on any class or series of stock of the Corporation ranking as to dividends subordinate to such series until dividends for the current dividend period and, to the extent cumulative, for all past dividend periods on all outstanding shares of such series have been paid or declared and set apart for payment, in full. In case dividends for any dividend period are not paid in full on all shares of Preferred Stock ranking equally as to dividends, all such shares shall participate ratably in the payment of dividends for such period in proportion to the full amounts of dividends to which they are respectively entitled regardless of whether or not the rates of dividends to which the particular series of Preferred Stock are the same.

(iii) Liquidation of the Corporation. In the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of each series of Preferred Stock are entitled to receive from the assets of the Corporation (whether capital or surplus), prior to any payment to the holders of Common Stock or of any class or series of stock of the Corporation ranking as to assets subordinate to such series, the amount fixed hereby or by the Board of Directors for such series, plus, in case dividends on such series is cumulative, an amount equal to the accrued and unpaid dividends thereon computed to the date on which payment thereof is made available, whether or not earned or declared. After such payment to the holders of shares of such series, any remaining balance shall be paid to the holders of Common Stock or of any class or series of stock of the Corporation ranking as to assets subordinate to such series, as they may be entitled. If, upon liquidation, dissolution, or winding up of the Corporation, its assets are not sufficient to pay in full the amounts so payable to the holders of shares of all series of Preferred Stock ranking equally as to assets, all such shares shall participate ratably in the distribution of assets in proportion to the full amounts to which they are respectively entitled whether or not the rates of dividends to which the particular series of Preferred Stock are the same. Neither a merger nor a consolidation of the Corporation into or with any other corporation nor a sale, transfer or lease of all or part of the assets of the Corporation is considered a liquidation, dissolution, or winding up of the Corporation within the meaning of this paragraph.

(iv) Voting rights. Except as otherwise provided in the certificate filed pursuant to law with respect to any series of Preferred Stock or as otherwise provided by law, the Preferred Stock shall not have the right to vote for the election of directors or for any other purpose. In all instances in which voting rights are granted to Preferred Stock as a single class, such Preferred Stock or series shall vote with Common Stock as a single class except with respect to any vote for the approval of any merger, consolidation, liquidation, dissolution, or winding up of the Corporation and except as provided in the certificate filed pursuant to law with respect to any series of Preferred Stock or as otherwise provided by law.

(v) Redemption and acquisition.

(a)	In the event that Preferred Stock of any series is redeemable as provided in paragraph i(e) of this Article 5, the Corporation, at the option of the Board of Directors, may redeem at any time or times, from time to time, all or any part of any one or more series of Preferred Stock outstanding by paying the then applicable redemption price fixed by the Board of Directors for each share plus an amount equal to accrued and unpaid dividends to the date fixed for redemption, upon such notice and terms as may be specifically provided in the certificate filed pursuant to law with respect to such series of Preferred Stock.

(b)	No holder of Preferred Stock is entitled (1) to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, (2) any rights or options to purchase stock of any class or series whatsoever, (3) or any securities convertible into, exchangeable for, or carrying rights or options to purchase stock of any class or series whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration.

(c)	Except as otherwise provided by the Board of Directors, Preferred Stock redeemed or acquired by the Corporation shall not be cancelled or retired except by action of the Board of Directors and will have the status of authorized and unissued Preferred Stock which may be reissued by the Board of Directors as shares of the same or any other series until cancelled and retired by action of the Board of Directors.

6.	The name and address, including street and number, if any, of each of the Incorporators, and the number and class of shares subscribed to by each Incorporator is:

Name	Address	Number and Class of Shares
Earl R. Etzweiler	R.D. #1, Box 316 Millersburg, PA 17061	1 share of Common Stock
Charles F. Lebo	141 Lebo Road Halifax, PA 17032	1 share of Common Stock
William G. Nelson	900 Center Street Millersburg, PA 17061	1 share of Common Stock
Eugene F. Shaffer	903 East Union Street Millersburg, PA 17061	1 share of Common Stock

7.	No merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of:

(a)	the holders of at least eighty percent (80%) of the outstanding shares of Common Stock of the Corporation; or

(b)	the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock of the Corporation, provided that such transaction has received the prior approval of at least eighty percent (80%) of all of the members of the Board of Directors.

8.	Cumulative voting rights shall not exist with respect to the election of directors.

9.	(a) The Board of Directors may, if it deems advisable, oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this corporation’s securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

(ii) Whether a more favorable price could be obtained for this corporation’s securities in the future;

(iii) The social and economic effects of the offer or transaction on this corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

(iv) The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock;

(v) The value of the securities (if any) which the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered;

(vi) The business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this corporation and any of its subsidiaries and the other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

(vii) Any antitrust or other legal and regulatory issues that are raised by the offer.

(b)	If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

10.	Opt Out and Nonapplicability of Subchapter G. This Corporation specifically opts out and shall not be governed by Subchapter G, Control-share Acquisitions, of Chapter 25 of the Business Corporation Law of 1988, as added and amended by Act 36 of 1990. Subchapter G, Control-share Acquisitions, of Chapter 25 of the Business Corporation Law of 1988, as added and amended by Act 36 of 1990, shall not be applicable to the Corporation.

11.	Opt Out and Nonapplicability of Subchapter H. This Corporation specifically opts out and shall not be governed by Subchapter H, Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control, of Chapter 25 of the Business Corporation Law of 1988, as added and amended by Act 36 of 1990. Subchapter H, Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control, of Chapter 25 of the Business Corporation Law of 1988, as added and amended by Act 36 of 1990, shall not be applicable to the Corporation.

12.	Articles 7, 8, 9, 10, 11 and 12 shall not be amended unless first approved by the affirmative vote of:

(a)	the holders of at least eighty percent (80%) of the outstanding shares of Common Stock of the Corporation; or

(b)	the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock of the Corporation, provided that such amendment has received the prior approval of at least eighty percent (80%) of all of the members of the Board of Directors.

13.	Any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation.

CERTIFICATE OF DESIGNATIONS OF

7% NON-CUMULATIVE, NON-VOTING, NON-CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES B OF

MID PENN BANCORP, INC.

Mid Penn Bancorp, Inc. (the “Company”), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, hereby certifies that pursuant to the provisions of Sections 1521 and 1522 of the Pennsylvania Business Corporation Law of 1988, as amended (the “Pennsylvania Business Corporation Law”), its Board of Directors adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation of the Company, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, convertibility, dissolution or the distribution of assets or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Pennsylvania Business Corporation Law; and

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock to be designated the 7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B, of the Company and the number of shares constituting such series of preferred stock; and

WHEREAS, the Board of Directors intends that the 7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B, will qualify as Tier 1 capital for purposes of regulatory capital requirements as determined by the Board of Governors of the Federal Reserve System.

NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the 7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B, and the relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the 7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B, or the holders thereof are as follows:

1. DEFINITIONS.

“BOARD OF DIRECTORS” shall mean the Board of Directors of the Company or an authorized committee thereof.

“BUSINESS DAY” means any day except Saturday, Sunday, and any day on which banking institutions in the Commonwealth of Pennsylvania generally are authorized or required by law or other governmental actions to close.

“CAPITAL STOCK” shall mean the capital stock of the Company, whether designated as common, preferred or otherwise.

“COMMON STOCK” shall mean the Common Stock, par value $1.00 per share, of the Company.

“COMPANY” shall have the meaning set forth in the preamble hereto.

“DIVIDEND PAYMENT DATE” shall have the meaning set forth in Section 4 hereof.

“DIVIDEND RATE” shall mean 7% per annum of the Liquidation Preference of the Series B Preferred Stock or $70.00 per annum for each share of Series B Preferred Stock. The Dividend Rate shall be calculated on the basis of four equal quarters of 90 days each without regard for the actual number of days elapsed.

“FEDERAL RESERVE BOARD” shall mean the Board of Governors of the Federal Reserve System.

“LIQUIDATION PREFERENCE” shall mean $1,000.00 with respect to each share of 7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B.

“PARITY SHARES” shall mean any issued and outstanding Capital Stock of the Company ranking pari passu with the Series B Preferred Stock.

“PERSON” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“REDEMPTION DATE” shall have the meaning set forth in Section 8(a) hereof.

“SERIES B PREFERRED STOCK” shall have the meaning set forth in Section 2 hereof.

“SUBSIDIARY” of any Person shall mean any corporation or other entity of which a majority of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

2. DESIGNATION; NUMBER OF SHARES.

The designation of the preferred stock authorized by this resolution shall be “7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B”, consisting of 5,000 shares, par value $1.00 per share (hereinafter referred to as the “Series B Preferred Stock”).

3. RANKING.

Series B Preferred Stock shall rank, with respect to the payment of dividends and with respect to distributions, whether upon liquidation, dissolution, winding up or otherwise, (i) senior to the Common Stock of the Company and to all classes or series of equity securities issued by the Company which provide that the terms of the equity securities shall rank junior to the Series B Preferred Stock, (ii) equally with every other class or series of Capital Stock from time to time issued and outstanding which is not Common Stock of the Company and which is not specifically made senior to or subordinate to the Series B Preferred Stock as to dividends or distributions and (iii) junior to the Company’s and its Subsidiaries’ subordinated debt, trust preferred securities and all classes or series of equity securities issued by the Company which provide that the terms of the equity securities shall rank senior to the Series B Preferred Stock.

4. DIVIDENDS.

(a) So long as any shares of Series B Preferred Stock shall be outstanding, the holders of such Series B Preferred Stock shall be entitled to receive out of funds legally available therefore, when, as, and if declared by the Board of Directors (which shall be at the Board of Directors’ discretion), non-cumulative dividends in cash at the Dividend Rate on the Liquidation Preference hereunder, with each aggregate payment to each record holder of the Series B Preferred Stock being rounded down to the nearest cent. Dividends, if declared, will be payable quarterly on February 15, May 15, August 15, and November 15 of each year (each a “Dividend Payment Date”). In the case of the dividend payable on the first Dividend Payment Date, such dividend shall be pro rated based on the number of days elapsed from the date of purchase to the first Dividend Payment Date over a quarterly dividend period of ninety (90) days. If a Dividend Payment Date is a Business Day, dividends (if declared) on the Series B Preferred Stock shall be paid on the immediately preceding Business Day and no additional dividend will accrue as a result thereof. A dividend period with respect to the current Dividend Payment Date is the period commencing on the immediately preceding Dividend Payment Date and ending on the day immediately prior to the next successive Dividend Payment Date. Each such dividend shall be payable to holders of record of the Series B Preferred Stock as they may appear on the books and records of the Company on such record dates, which shall be not more than thirty (30) nor less than fifteen (15) days preceding the applicable Dividend Payment Date, as fixed by the Board of Directors or a duly authorized committee thereof.

(b) Dividends on the Series B Preferred Stock will be non-cumulative. If the Board of Directors does not declare a dividend payable on a Dividend Payment Date in respect of the applicable dividend period, then the holders of such Series B Preferred Stock shall have no right to receive a dividend in respect of such dividend period and the Company will have no obligation to pay the dividend which otherwise may have been payable for such quarterly dividend period or to pay any interest thereon, whether or not dividends on such Series B Preferred Stock are declared for any future quarterly dividend period.

(c) So long as any shares of the Series B Preferred Stock remain outstanding, the Company shall not declare, set apart or pay any cash, stock or in-kind dividend or distribution on, or redeem, purchase, set apart or otherwise acquire, shares of Common Stock or of any other class or series of Capital Stock of the Company ranking junior to the Series B Preferred Stock as to dividends or distributions (whether upon liquidation, dissolution, winding up or otherwise), unless (i) all dividends on the Series B Preferred Stock for the five (5) quarterly dividend periods ending on the immediately preceding Dividend Payment Date (or, if the Series B Preferred Stock has been outstanding for a shorter time, for all prior dividend periods) shall have been paid or are paid contemporaneously and the full quarterly dividend for the then current dividend period has been or is contemporaneously declared and set apart for payment, and (ii) the Company has not defaulted in the payment of the redemption price of any shares of Series B Preferred Stock called for redemption; provided, that the foregoing shall not prohibit dividends paid or other distributions made in Capital Stock of the Company ranking junior to the Series B Preferred Stock as to dividends and distributions (whether upon liquidation, dissolution, winding up or otherwise), or a conversion or exchange for Capital Stock of the Company ranking junior to the Series B Preferred Stock as to dividends and distributions (whether upon liquidation, dissolution, winding up or otherwise).

(d) If dividends are not paid in full on the Series B Preferred Stock and other Parity Shares, the holders of the Series B Preferred Stock and of such other Parity Shares will share ratably in any such payment of dividends in proportion to the full dividend preferences to which each is entitled.

5. LIQUIDATION RIGHTS OF SERIES B PREFERRED STOCK.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series B Preferred Stock then issued and outstanding shall be entitled to receive, with respect to each share of the Series B Preferred Stock, out of assets of the Company legally available for distribution therefor, after satisfaction of the preferences of any Capital Stock that is senior to the Series B Preferred Stock, the per share Liquidation Preference, plus an amount equal to declared but unpaid dividends, if any, prior to any payment to the holders of the Company’s issued and outstanding Common Stock or of any other issued and outstanding Capital Stock that, in accordance with the provisions of Section 3 hereof, is junior to the Series B Preferred Stock. After payment of the full amount of the Liquidation Preference and dividends which have been declared but unpaid, the holders of shares of Series B Preferred Stock and Parity Shares will not be entitled to any further participation in any distribution of assets of the Company.

(b) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the issued and outstanding shares of Series B Preferred Stock and any other Parity Shares are insufficient to pay the full per share Liquidation Preference of the Series B Preferred Stock and the Parity Shares plus an amount equal to the declared but unpaid dividends, if any, on such shares, the holders of the Series B Preferred Stock and the Parity Shares shall participate ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences and dividends which have been declared but unpaid, if any, to which each is entitled.

(c) Neither the consolidation or merger of the Company with any other entity, nor any sale, lease or conveyance of all or any part of the property or business of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company.

6. VOTING RIGHTS.

Except as otherwise may be required by law, the Series B Preferred Stock shall not be entitled to any voting rights with respect to the affairs of the Company.

7. OPTIONAL REDEMPTION.

(a) Holders of Series B Preferred Stock shall have no right to require the Company to redeem shares of Series B Preferred Stock.

(b) Series B Preferred Stock of Series B Preferred Stock may be redeemed by the Company, in whole or in part, at any time and from time to time, at $1,020.00 per share of Series B Preferred Stock plus an amount equal to declared but unpaid dividends, if any, to the date fixed for redemption.

(c) The shares of Series B Preferred Stock may not be redeemed by the Company without the prior written consent of the Federal Reserve Board, if then required.

(d) If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, such redemption will be pro rata, such that the proportion of shares redeemed from each record holder is the same as the aggregate number of shares being redeemed bears to all issued and outstanding shares of the Series B Preferred Stock and Parity Shares.

(e) Each aggregate payment of the redemption price to each record holder of the Series B Preferred Stock will be rounded down to the nearest whole cent.

8. PROCEDURE FOR REDEMPTION.

(a) In the event that the Company shall elect to redeem shares of the Series B Preferred Stock pursuant to Section 7 hereof, the Company shall mail a notice of any proposed redemption to the holders of record of the shares of Series B Preferred Stock to be redeemed, at their address of record, not less than thirty (30) nor more than sixty (60) days prior to the date for redemption elected by the Company in such notice (each such date a “Redemption Date”); provided, however, that failure to give such notice or any defect therein or in the mailing records thereof shall not affect the validity of the proceedings for the redemption of any shares to be redeemed except as to the holder to whom the Company has failed to give such notice or to whom such notice was defective. The notice of redemption to each holder of shares of Series B Preferred Stock will specify the number of shares of Series B Preferred Stock to be redeemed, the Redemption Date, the redemption price payable to the holder upon redemption, the place or places where certificates for the Series B Preferred Stock are to be surrendered for the payment of the redemption price, and shall state that from and after the Redemption Date the right to receive dividends on those shares will cease. In the event that the Company chooses to redeem less than all the shares owned by a holder, the notice shall also specify the number of shares of Series B Preferred Stock of the holder that will be redeemed. If fewer than all of the issued and outstanding shares of Series B Preferred Stock are to be redeemed, such redemption will be pro rata, such that the proportion of shares redeemed from each record holder is the same as the aggregate number of shares being redeemed bears to all issued and outstanding shares of the Series B Preferred Stock and Parity Shares. Upon the sending of any notice of redemption, and after receipt of approval from the Federal Reserve Board and in accordance with any procedures specified therein, the Company shall become obligated to redeem on the applicable Redemption Date all such shares of Series B Preferred Stock called for redemption and the Company shall take all steps necessary to pay the Redemption Price on the Redemption Date.

(b) Notice having been mailed as aforesaid, from and after the Redemption Date, unless the Company defaults in the payment in full of the redemption price, the right to receive dividends on the Series B Preferred Stock called for redemption shall cease on the Redemption Date, said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series B Preferred Stock, and all rights of the holders thereof as shareholders of the Company (except the right to receive the redemption price on presentation and surrender of the respective certificates representing the redeemed shares) shall cease on the Redemption Date. In the event that the Company redeems less than all the shares represented by any certificate, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares.

(c) After the redemption of any shares of the Series B Preferred Stock, the redeemed shares will have the status of authorized but unissued shares of preferred stock, without designation as to class or series, until such shares are once more designated as part of a particular class or series by the Company.

9. FORM OF CERTIFICATE FOR SERIES B PREFERRED STOCK; TRANSFER AND REGISTRATION.

(a) The Series B Preferred Stock shall be issued in registered form only. The Company may treat the record holder of a share of Series B Preferred Stock, including the Depository Trust Company and its nominee and any other holder that holds such share on behalf of any other Person, as such record holder appears on the books of the registrar for the Series B Preferred Stock, as the sole owner of such shares for all purposes.

(b) The transfer of a share of Series B Preferred Stock may be registered upon the surrender of the certificate evidencing the share of Series B Preferred Stock to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the office of the Company.

(c) Registration of transfers of shares of Series B Preferred Stock will be effected without charge by or on behalf of the Company, but payment (or the giving of such indemnity as the Company may require) may be required of holders with respect to any tax or other governmental charges which may be imposed with respect to such transfer.

(d) The Company will not be required to register the transfer of a share of Series B Preferred Stock after a notice of redemption has been issued by the Company in accordance with Section 8 hereof.

10. PREEMPTIVE AND SUBSCRIPTION RIGHTS.

The holders of Series B Preferred Stock shall not be entitled to any preemptive or subscription rights in respect of any securities of the Company.

11. CONVERSION.

The Series B Preferred Stock is not convertible into or exchangeable for any securities or property of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, MID PENN BANCORP, INC. has caused this Certificate of Designations to be signed by Rory G. Ritrievi, its President and CEO, and Kevin W. Laudenslager, its Treasurer, this 26th day of September, 2012.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
Rory G. Ritrievi, President and CEO

By:	/s/ Kevin W. Laudenslager
Kevin W. Laudenslager, Treasurer